EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.

RECEIVES DELISTING NOTICE FROM THE NEW YORK ALTERNEXT US LLC

Wilmington, Delaware, November 26, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (AMEX:EIIW) (“Energy Infrastructure” or the “Company”) today reported that it has received a letter from the NYSE Alternext US LLC, formerly the American Stock Exchange (“Exchange”) confirming the intent of the Exchange to strike the common stock and warrants of the Company from the Exchange by filing a delisting application with the Securities and Exchange Commission (“SEC”) pursuant to Section 1009(d) of the Exchange’s Company Guide.

The letter indicated that as a result of the Company’s initial liquidating distribution of the trust account on November 13, 2008, of $10.0525 per share to the holders of shares of common stock purchased in the Company’s initial public offering the Company has become subject to Sections 1003(c)(iii) and 1002(e) of the Exchange’s Company Guide. Section 1003(c)(iii) states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer when advice has been received, deemed by the Exchange to be authoritative, that the security is without value, and Section 1002(e) states that the Exchange, as a matter of policy, will consider the suspension of trading in, or removal from listing, any security when, in the opinion of the Exchange an event shall occur or a condition shall exist which makes further dealings on the Exchange unwarranted.

The Company is continuing its process of dissolution and liquidation of the trust account and does not intend to take any specific actions in response to the Exchange’s letter.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com

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